EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Topps Board of Directors to Review Upper Deck Tender Offer and Provide Recommendation

Company Advises Stockholders to Withhold Action at This Time Pending Board Review

NEW YORK, June 26 --The Topps Company, Inc. (Nasdaq: TOPP) today confirmed that The Upper Deck Company's direct wholly- owned subsidiary, UD Company, Inc. launched a tender offer to purchase all of the outstanding shares of Topps outstanding stock for $10.75 per share in cash.

At this juncture, the Topps Board of Directors has not made any determination with respect to the Upper Deck tender offer, nor has it changed or amended its recommendation with respect to The Tornante Company LLC and Madison Dearborn Partners, LLC offer.  On March 5, 2007, Topps entered into a definitive agreement to be acquired by The Tornante Company LLC and Madison Dearborn Partners, LLC for $9.75 per share in cash.

Topps' Board of Directors, consistent with its fiduciary duties, and in consultation with its financial and legal advisors, will carefully review and consider Upper Deck's tender offer and will advise Topps stockholders of the Board's position and reasoning by July 9 (the tenth business day from commencement of the offer as required by the tender offer rules).

Accordingly, Topps urges its stockholders to defer making a determination whether to accept or reject Upper Deck's tender offer until they have been advised of the position of Topps' Board of Directors.

About The Topps Company, Inc.

Founded in 1938, Topps is a leading creator and marketer of sports and related cards, entertainment products, and distinctive confectionery. Topps entertainment products include Major League Baseball, NFL, NBA and other trading cards, sticker album collections, and collectible games. The Company's confectionery brands include "Bazooka" bubble gum, "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops.  For additional information, visit www.topps.com.

Forward Looking Statements

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Topps believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in

Topps' Securities and Exchange Commission filings available at http://www.sec.gov, the SEC's Web site. Free copies of Topps' SEC filings are also available on Topps' Web site at www.Topps.com or by contacting the company's proxy solicitor, Mackenzie Partners, Inc. at topps@mackenziepartners.com.

     CONTACTS

     Investors:

     Betsy Brod / Lynn Morgen

     MBS Value Partners, LLC

     212-750-5800

     Dan Burch / Dan Sullivan

     Mackenzie Partners, Inc.

     212-929-5940 / 1-800-322-2885

     Media:

     Joele Frank / Sharon Stern

     Joele Frank, Wilkinson Brimmer Katcher

     212-355-4449